FOR IMMEDIATE RELEASE
Telephone: 609-561-9000
Investor Relations Contact: Stephen Clark x 4260 e-mail: sclark@sjindustries.com
Media Contact: Joanne Brigandi x 4240 e-mail: jbrigandi@sjindustries.com
February 24, 2010

SJI Reports Full Year 2009 Results - Grows Economic Earnings by 5%

Folsom, NJ – South Jersey Industries (NYSE: SJI) today announced GAAP income from continuing operations for the full year 2009 of $58.5 million, or $1.96 per share, as compared with income of $77.2 million, or $2.59 per share, for the full year 2008. GAAP results for 2008 reflected the impact of unusually large unrealized gains from mark-to-market accounting at our Wholesale Energy business. Income from continuing operations on an Economic Earnings basis for the full year 2009 was $71.3 million, or $2.38 per share, an increase of 5% as compared with $67.9 million, or $2.27 per share, for the same period last year.

“Not only did we post strong results for 2009, a year that was marked by a very challenging business environment for everyone, but we also have positioned ourselves to continue that performance in the coming years,” stated SJI Chairman & CEO Edward J. Graham. “Going forward, we expect to see results from a number of initiatives implemented at our utility, and increasing contributions from both our activities in the Marcellus and the multitude of energy projects we’ve announced in our non-utility businesses,” continued Graham. SJI’s goal remains to grow long-term Economic Earnings by an average of at least 6% to 7% annually.

A reconciliation of Economic Earnings to net income for the fourth quarter and full year 2009 and 2008 is detailed below. The non-GAAP measure, Economic Earnings, makes adjustments to income from continuing operations. Please refer to the Explanation and Reconciliation of Non-GAAP Financial Measures at the end of this release for more information.

	Three Months Ended December 31		Twelve Months Ended December 31
	2009	2008	2009	2008
	(In thousands except per share data)		(In thousands except per share data)

Income from Continuing Operations	$23,737	$21,889	$58,532	$77,178
Minus/Plus:
Unrealized Mark-to-Market Losses/(Gains) on Derivatives	1,213	(2,527)	8,322	(3,774)
Realized (Gains) /Losses on Inventory Injection Hedges	(192)	642	4,401	(5,528)
Economic Earnings	$24,758	$20,004	$71,255	$67,876

Earnings per Share from Continuing Operations	$0.79	$0.73	$1.96	$2.59
Minus/Plus:
Unrealized Mark-to-Market Losses/(Gains) on Derivatives	0.04	(0.08)	0.27	(0.13)
Realized Losses/(Gains) on Inventory Injection Hedges	0.00	0.02	0.15	(0.19)
Economic Earnings per Share	$0.83	$0.67	$2.38	$2.27
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SJI Earnings – Add 1

Non-Utility Results: Non-utility operations reported income from continuing operations on a GAAP basis of $19.4 million for the full year 2009 compared with $37.8 million in 2008. GAAP results for 2008 reflected the impact of unusually large unrealized gains from mark-to-market accounting at our Wholesale Energy business. For the fourth quarter of 2009, income from continuing operations on a GAAP basis was $10.6 million, compared with $9.3 million for the same period in 2008. GAAP results are heavily affected by the impact of mark-to-market accounting rules on our successful commodity marketing activities.

On an Economic Earnings basis, non-utility operations contributed $32.2 million for the full year 2009 as compared with $28.5 million in 2008. Results in 2009 benefited from strong performance from our wholesale energy activities which more than offset difficult economic conditions that impacted our retail non-utility businesses. For the quarter ended December 31, 2009, non-utility income from continuing operations on an Economic Earnings basis was $11.6 million, compared with $7.4 million in 2008, as performance improved in both our wholesale and retail businesses.

Regarding 2009 results, our non-utility businesses will be discussed in the context of two business segments: Wholesale Energy and Retail Energy. Wholesale Energy, which was previously discussed as Asset Management and Marketing, is comprised of South Jersey Resources Group including our activities involving Marcellus Shale gas. Retail Energy is comprised of Marina Energy, South Jersey Energy and the remaining non-utility businesses; all of which serve the end-user. This structure better reflects our ongoing business line strategies. Performance in these business segments was as follows:

•
Wholesale Energy –Economic Earnings for 2009 reflected income of $24.7 million for this upstream business, an increase of 30% as compared with income of $19.0 million in 2008. For the fourth quarter of 2009, this business line produced Economic Earnings of $9.7 million, versus $6.1 million in the comparable prior year period. We currently have significant gas storage capacity under management as well as pipeline capacity, both of which create opportunities for this business to lock in attractive margins resulting from volatility in market pricing.

For the current 2009-2010 winter season, the storage and transportation assets for this business are fully hedged. Measured as of the end of December our portfolio of assets reflected a pre-tax value of $38.1 million for the 2009-2010 winter season. However, as we have done during prior winter seasons, we look for opportunities to further improve earnings by trading around market spreads to optimize the value of these assets and, therefore, expect to improve upon that value in the first quarter.

Regarding the development of gas production on our Marcellus Shale acreage, the leaseholder, St. Mary Land & Exploration Company, has drilled two horizontal wells on our property in McKean County, PA. St. Mary is constructing a gathering line to tie the wells into the interstate sales pipeline, and we expect one of those wells to be fully operational this quarter. St. Mary has also announced plans to drill two additional wells during 2010. We expect to begin recognizing both a royalty and a working interest revenue stream from these wells during 2010.

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SJI Earnings – Add 2

The Marcellus Shale continues to be viewed as one of the largest potential sources of natural gas in the country. We anticipate that our share of the combined royalties and working interest ownership rights will reflect 10.25% of the value of gas produced on the property.

We also continue to expand our marketing activities in the area and, as of December 2009, we were actively marketing 230,000 dekatherms per day, up from 125,000 dekatherms per day during the summer. As one of the largest third party marketers in the Marcellus, we view marketing as a significant opportunity as it provides us with competitively priced gas to utilize for our own asset management business, as well as providing us with downstream arbitrage opportunities to earn margins commensurate with the services we provide. We have also recently signed three long-term, index-based contracts to market up to an additional 250,000 dekatherms per day, beginning in April.

•
Retail Energy– This downstream business added $7.5 million in Economic Earnings to SJI’s bottom line in 2009, compared with $9.5 million in the prior year period. Weak economic conditions, mild weather conditions and interest expense incurred on our investment in a Las Vegas energy project were the primary drivers for the decrease in earnings. However, during the fourth quarter of 2009, Retail Energy produced $2.0 million of Economic Earnings, compared with $1.3 million for the same period in 2008. Performance improvement was driven primarily by the benefit associated with the contract to supply electricity to over 400 New Jersey school districts that began in April 2009.

We have also announced, in conjunction with our long time business partner DCO Energy under the brand name Energenic, a number of new energy projects. These projects include:
➢	a 15-year agreement with Parx Casino in Bensalem, PA to own and operate their central utility plant. The facility began operation in December 2009.
➢
a 20-year contract to develop, own and operate a landfill gas-to-electricity facility located at Republic Services APEX landfill in Las Vegas, Nevada. The 11-megawatt power project is expected to be operational by late 2011.

➢
a 15-year agreement with the New Brunswick Renewable Energy Consortium to install and maintain multiple solar panel systems at various locations throughout the city of New Brunswick, NJ. Nineteen sites were identified as potential solar locations throughout the city. When completed, the project will be the largest single solar panel project in New Jersey and will generate more than 8 megawatts of energy annually.

Work continues on the landfill gas-to-electricity project in northeastern Maryland and we anticipate commercial operation will commence in the second quarter of 2010. We expect all of these projects to provide annuity-like income streams under long-term contracts.

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SJI Earnings – Add 3

Utility Business Performance: South Jersey Gas posted 2009 net income of $39.2 million compared with $39.4 million in 2008. Net income for the fourth quarter of 2009 was $13.3 million as compared with $12.8 million last year. Higher net margin and lower interest expense were offset by significantly higher pension expense and other post-retirement benefit costs.

•
Regulatory Update - Work is progressing on the infrastructure projects covered under SJG’s Capital Investment Recovery Tracker approved by the New Jersey Board of Public Utilities in April 2009. SJG invested $60 million of capital expenditures under this program in 2009, with an additional $43 million scheduled for investment in 2010. These infrastructure improvements will result in enhanced delivery of safe and reliable service to customers and added just over $1 million to net income in 2009. This program will also provide incremental net income contributions in 2010 and 2011.  As part of the approval of the CIRT, SJG was required to file a base rate case to adjust rates by 2011.

SJG’s Conservation Incentive Program, a form of decoupling, was originally approved by the NJBPU in October 2006. In January, the NJBPU approved the CIP for another 3 year period, with the opportunity to extend the program for a fourth year through October 2014. The CIP is designed to encourage conservation while protecting the company from the financial impact of lost sales due to conservation. The extension has no immediate impact on current rates charged by SJG.  By design, the CIP does not create rate increases for SJG customers. As in the past, any increase in the CIP rate must be accompanied by an equivalent reduction in the Basic Gas Supply Service rate, which is the mechanism to pass through commodity costs to customers. The program also benefits shareholders by eliminating the link between the company’s profits and the quantity of natural gas it sells.

In January 2010, SJG filed a base rate case with the NJBPU. We expect that the case will be settled late in 2010. While we filed for an increase in base rates, when combined with the BGSS rate reduction that customers received in the third quarter of 2009, the net result is a decrease in rates from 2009 levels if the rate request is approved as filed. The average residential customer, assuming 100 therms of usage, would see a reduction of 8%, or $13.94, in their bills during the course of a year. This filing requested an additional $35.9 million in annual revenue which, if approved, equates to an incremental $19.6 million in net income.

•
Customer Growth - South Jersey Gas grew its customer base by 3,430 during the 12-month period ended December 31, 2009, for a total of 343,566 customers. We achieved this 1.0% increase in total customers despite the significant slowdown in the new housing construction market. We achieved that growth primarily through conversions to natural gas from other fuel sources. Our recent gas main extension project in Cape May County, which provides over 5,000 potential conversion customers, as well as aggressive marketing campaigns into other parts of our service area without natural gas service, have been well received. We anticipate adding over 3,000 customers via conversion in 2010.

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SJI Earnings – Add 4

SJI’s Financial Position Remains Strong: Our equity-to-capitalization ratio was 50% at December 31, 2009, as compared with 47% in 2008. Our goal remains for this ratio to average at least 50% annually. For 2009, SJI’s equity-to-capitalization averaged 52%. SJI’s Board also increased the annual dividend by 11% to $1.32 per common share.

Explanation and Reconciliation of Non-GAAP Financial Measures: This press release includes the non-generally accepted accounting principles (“non-GAAP”) financial measures of Economic Earnings, Economic Earnings per share, Non-Utility Economic Earnings, Wholesale Energy Economic Earnings, and Retail Energy Economic Earnings. The accompanying schedule provides a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with United States generally accepted accounting principles ("GAAP"). The non-GAAP financial measures should not be considered as an alternative to GAAP measures, such as net income, operating income, earnings per share from continuing operations or any other GAAP measure of liquidity or financial performance.

We define Economic Earnings as: Income from continuing operations, (1) less the change in unrealized gains and plus the change in unrealized losses, as applicable and in each case after tax, on all commodity derivative transactions and the ineffective portion of interest rate derivative transactions that we are marking to market, and (2) adjusting for realized gains and losses, as applicable and in each case after tax, on all hedges attributed to inventory transactions to align them with the related cost of inventory in the period of withdrawal. Economic Earnings is a significant performance metric used by our management to indicate the amount and timing of income from continuing operations that we expect to earn related to derivative transactions. Specifically, we believe that this financial measure indicates to investors the profitability of all portions of these transactions and not just the portion that is subject to mark-to-market valuation measurement. Considering only one side of the transaction can produce a false sense as to the profitability of our derivative activities, as no change in value is reflected for the non-derivative portion of the transaction.

The following table presents a reconciliation of our income from continuing operations and earnings per share from continuing operations to Economic Earnings and Economic Earnings per share:

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SJI Earnings – Add 5
	Three Months Ended December 31		Twelve Months Ended December 31
	2009	2008	2009	2008
	(In thousands except per share data)		(In thousands except per share data)

Income from Continuing Operations	$23,737	$21,889	$58,532	$77,178
Minus/Plus:
Unrealized Mark-to-Market Losses/(Gains) on Derivatives	1,213	(2,527)	8,322	(3,774)
Realized (Gains)/Losses on Inventory Injection Hedges	(192)	642	4,401	(5,528)
Economic Earnings	$24,758	$20,004	$71,255	$67,876

Earnings per Share from Continuing Operations	$0.79	$0.73	$1.96	$2.59
Minus/Plus:
Unrealized Mark-to-Market Losses/(Gains) on Derivatives	0.04	(0.08)	0.27	(0.13)
Realized (Gains)/Losses on Inventory Injection Hedges	0.00	0.02	0.15	(0.19)
Economic Earnings per Share	$0.83	$0.67	$2.38	$2.27

	Three Months Ended December 31		Twelve Months Ended December 31
	2009	2008	2009	2008
	((In thousands except per share data)		(In thousands except per share data)

Non-Utility Income From Continuing Operations	$10,624	$9,265	$19,440	$37,803
Minus/Plus:
Unrealized Mark-to-Market Losses/(Gains) on Derivatives	1,213	(2,527)	8,322	(3,774)
Realized (Gains)/Losses on Inventory Injection Hedges	(192)	642	4,401	(5,528)
Non-Utility Economic Earnings	$11,645	$7,380	$32,163	$28,501

Wholesale Energy Income From Continuing Operations	$7,086	$9,556	$17,859	$29,787
Minus/Plus:
Unrealized Mark-to-Market Losses/(Gains) on Commodity Derivatives	2,788	(4,082)	2,416	(5,247)
Realized (Gains)/Losses on Inventory Injection Hedges	(192)	642	4,401	(5,528)
Wholesale Energy Economic Earnings	$9,682	$6,116	$24,676	$19,012

Retail Energy Income/(Loss) From Continuing Operations	$3,538	$(291)	$1,581	$8,016
Minus/Plus:
Unrealized Mark-to-Market (Gains)/Losses on Derivatives	(1,575)	1,555	5,906	1,473
Retail Energy Economic Earnings	$1,963	$1,264	$7,487	$9,489

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SJI Earnings – Add 6

Webcast and Conference Call Details
South Jersey Industries’ Chairman and CEO, Edward J. Graham, will host an open conference call and webcast on Wednesday, February 24, 2010 at 2:00 p.m. EDT to discuss the company’s 2009 results and future prospects. To participate in the conference call, dial 1-888-679-8018 approximately 15 minutes ahead of the scheduled time and enter the participant passcode 50597890. To access the webcast, simply visit the South Jersey Industries website at http://www.sjindustries.com, click on Investors and then click on the webcast icon. A recorded version of the webcast will be available at SJI’s website. A rebroadcast of the conference call will also be available by calling 1-888-286-8010 and entering the passcode 50496946. SJI encourages shareholders, media and members of the financial community to listen to the conference call or webcast.

Forward-Looking Statement
This news release contains forward-looking statements. All statements other than statements of historical fact included in this press release should be considered forward-looking statements made in good faith by the Company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this press release words such as “anticipate”, “believe”, “expect”, “estimate”, “forecast”, “goal”, “intend”, “objective”, “plan”, “project”, “seek”, “strategy” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. These risks and uncertainties include, but are not limited to, the following: general economic conditions on an international, national, state and local level; weather conditions in our marketing areas; changes in commodity costs; the timing of new projects coming online; changes in the availability of natural gas; “non-routine” or “extraordinary” disruptions in our distribution system; regulatory, legislative and court decisions; competition; the availability and cost of capital; costs and effects of legal proceedings and environmental liabilities; the failure of customers, suppliers or business partners to fulfill their contractual obligations; and changes in business strategies. SJI assumes no duty to update these statements should actual events differ from expectations.

About South Jersey Industries
South Jersey Industries (NYSE: SJI) is an energy services holding company.  A member of the KLD Global Climate 100 Index, SJI offers solutions to global warming through renewable energy, clean technology and efficiency.  South Jersey Gas, one of the fastest growing natural gas utilities in the nation, strongly advocates energy efficiency while safely and reliably delivering natural gas in southern New Jersey. South Jersey Energy Solutions, the parent of SJI’s non-regulated businesses, provides innovative, environmentally friendly energy solutions that help customers control energy costs. South Jersey Energy acquires and markets natural gas and electricity for retail customers and offers energy-related services. Marina Energy develops and operates on-site energy projects.  South Jersey Resources Group provides wholesale commodity marketing and risk management services. South Jersey Energy Service Plus installs, maintains and services residential and commercial heating, air conditioning and water heating systems; services appliances; installs solar systems; provides plumbing services and performs energy audits. For more information about SJI and its subsidiaries, visit http://www.sjindustries.com.
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SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
COMPARATIVE EARNINGS STATEMENTS
(In Thousands Except for Per Share Data)
UNAUDITED

	Three Months Ended December 31,			Twelve Months Ended December 31,
			Increase			Increase
	2009	2008	(Decrease)	2009	2008	(Decrease)
Operating Revenues:
Utility	$119,742	$166,929	$(47,187)	$480,264	$560,191	$(79,927)
Nonutility	101,956	100,748	1,208	365,180	401,786	(36,606)

Total Operating Revenues	221,698	267,677	(45,979)	845,444	961,977	(116,533)

Operating Expenses:
Cost of Sales - (Excluding Depreciation)
Utility	65,864	113,945	(48,081)	289,740	375,549	(85,809)
Nonutility	76,256	72,752	3,504	303,648	303,893	(245)
Operations	24,032	22,964	1,068	89,066	79,769	9,297
Maintenance	2,707	2,487	220	8,869	7,899	970
Depreciation	8,111	7,479	632	31,280	29,237	2,043
Energy and Other Taxes	3,248	3,493	(245)	11,731	12,121	(390)

Total Operating Expenses	180,218	223,120	(42,902)	734,334	808,468	(74,134)

Operating Income	41,480	44,557	(3,077)	111,110	153,509	(42,399)
						-
Other Income and Expense	773	(180)	953	1,411	890	521
Interest Charges	(4,689)	(8,430)	3,741	(18,992)	(25,676)	6,684

Income Before Income Taxes	37,564	35,947	1,617	93,529	128,723	(35,194)

Income Taxes	(14,234)	(13,703)	(531)	(34,302)	(51,948)	17,646
Equity in Earnings of Affiliated Companies	321	(417)	738	(926)	176	(1,102)

Income from Continuing Operations	23,651	21,827	1,824	58,301	76,951	(18,650)

Loss from Discontinued Operations - (Net of tax benefit)	(369)	(146)	(223)	(427)	(247)	(180)

Net Income	23,282	21,681	1,601	57,874	76,704	(18,830)

Less: Net Loss Attributable to Noncontrolling Interest in Subsidiaries	86	62	24	231	227	4

Net Income - Attributable to South Jersey Industries, Inc.	$23,368	$21,743	$1,625	$58,105	$76,931	$(18,826)

Amounts Attributable to South Jersey Industries, Inc. Shareholders
Income from Continuing Operations	$23,737	$21,889	$1,848	$58,532	$77,178	$(18,646)
Loss from Discontinued Operations - (Net of tax benefit)	(369)	(146)	(223)	(427)	(247)	(180)

Net Income - Attributable to South Jersey Industries, Inc. Shareholders	$23,368	$21,743	$1,625	$58,105	$76,931	$(18,826)

Basic Earnings Per Common Share Attributable to South Jersey
Industries, Inc. Shareholders:
Continuing Operations	$0.80	$0.74	$0.06	$1.97	$2.60	$(0.63)
Discontinued Operations	(0.02)	(0.01)	(0.01)	(0.02)	(0.01)	(0.01)

Basic Earnings Per Common Share	$0.78	$0.73	$0.05	$1.95	$2.59	$(0.64)

Average Common Shares Outstanding - Basic	29,796	29,729	67	29,785	29,707	78

Diluted Earnings Per Common Share Attributable to South Jersey
Industries, Inc. Shareholders:
Continuing Operations	$0.79	$0.73	$0.06	$1.96	$2.59	$(0.63)
Discontinued Operations	(0.01)	(0.00)	(0.01)	(0.02)	(0.01)	(0.01)

Diluted Earnings Per Common Share	$0.78	$0.73	$0.05	$1.94	$2.58	$(0.64)

Average Common Shares Outstanding - Diluted	29,916	29,886	30	29,893	29,843	50

FOR IMMEDIATE RELEASE